UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 15, 2007

Digital Recorders, Inc.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	1-13408 (Commission File Number)	56-1362926 (IRS Employer Identification No.)
5949 Sherry Lane, Suite 1050, Dallas, Texas 75225
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code (214) 378-8992
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement
     On March 16, 2007, Digital Recorders, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Stephen P. Slay for Mr. Slay to serve as the Company’s Vice President and Chief Financial Officer, effective March 16, 2007. The Agreement is for an initial period of one year ending March 16, 2008, with provisions for annual, automatic one-year renewal periods unless either the Company or Mr. Slay provides 90 days’ prior written notice of an election not to so extend the term. The Agreement provides for a minimum annual base salary of $175,000. The Agreement also provides for discretionary additional compensation and/or bonuses or stock options. Mr. Slay has received a grant of stock options to purchase 30,000 shares of the Company’s common stock, subject to certain vesting provisions. In the event of a “triggering event,” which includes a change in ownership of the Company of at least 50 percent, or a merger, consolidation, reorganization or liquidation of the Company, Mr. Slay would be entitled to receive a lump sum payment in an amount equal to two times his annual salary, incentive and bonus payments during the most recent 12-month period if Mr. Slay’s employment is terminated or his duties or authority are substantially diminished following such triggering event. The Agreement may be terminated by the Company with or without cause, or by Mr. Slay without cause upon 90 days’ prior written notice to the Company. The Company will be obligated to pay Mr. Slay a severance allowance equal to six months’ salary if he is terminated without cause. If Mr. Slay terminates the Agreement upon notice and without cause, he will receive compensation for earned vacation time not taken and salary for the 90-day notice period. The Agreement requires Mr. Slay to keep confidential certain of the Company’s technology and trade secrets, and prohibits Mr. Slay from engaging in business competing with the Company during his employment and for one year after termination.
ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Effective March 15, 2007, Kathleen Brown Oher has resigned her roles as the Company’s Vice President, Chief Financial Officer, Secretary, and Treasurer to join Graf Management Group, a formation-stage consulting firm that she will be instrumental in launching. She will be working with the Company in a consulting capacity through Graf on an interim basis, and as needed in the future. The Company expresses its appreciation for Ms. Oher’s talent and work, and wishes her well in her new endeavors.
     Effective March 16, 2007, the Company has appointed Stephen P. Slay as its new Vice President, Chief Financial Officer, Secretary, and Treasurer.
     Mr. Slay, age 44, served as the Company’s Corporate Controller from April 2006 to March 2007. From August 2005 to April 2006, he was engaged as the Company’s Sarbanes-Oxley Act compliance consultant. Mr. Slay has been an important resource for the Company’s Securities and Exchange Commission and internal reporting, planning, and compliance matters.
     From September 2003 to August 2005, Mr. Slay served as Corporate Controller at Axtive Corporation (OTC: AXTC) in Dallas, Texas. As the principal accounting and financial officer, he was responsible for administering all accounting, finance and treasury functions for the public company and its subsidiaries.

     From July 1998 to September 2003, Mr. Slay was Manager, Channels Finance, at McAfee, Inc. (fka Network Associates, Inc.), in Dallas. While there, he developed and implemented policies and procedures for controlling the company’s expenditures, developed and implemented policies and procedures for accurate tracking and reporting services, and developed models for forecasting revenues and expenses.
     From June 1997 to July 1998, Mr. Slay was Controller at Zane Publishing, Inc., in Dallas. While there, he directed and supervised all accounting, financial, and human resource functions.
     From January 1992 to June 1997, Mr. Slay held several key accounting positions at Greyhound Lines, Inc., in Dallas, including: Senior Manager, Corporate Accounting; Senior Manager, Corporate Audit; Manager, Corporate Audit; and Senior Corporate Auditor.
     From November 1990 to August 1991, Mr. Slay served as Senior Auditor at BancTEXAS Group, Inc., in Dallas.
     From December 1985 to September 1990, Mr. Slay was with Arthur Andersen & Company in Oklahoma City, OK progressing to the position of Senior Accountant.
     A 1985 graduate of the University of Oklahoma, Mr. Slay majored in Accounting.
ITEM 7.01. Regulation FD
     The Company incorporates by reference the information included in Item 1.01 and Item 5.02 of this Form 8-K.
Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL RECORDERS, INC.
Date: March 19, 2007	By:	/s/ DAVID L. TURNEY
David L. Turney
Chairman, President and Chief Executive Officer